UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2008

Winnebago Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 641-585-3535

______________________________________________________________________________

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Item 8.01	Other Events.

On May 30, 2008, the Board of Directors of Winnebago Industries, Inc. (the “Company”) approved a strategic manufacturing consolidation decision to idle the Company’s manufacturing facility in Charles City, Iowa, which currently assembles the Company’s Class C motor homes. The Company notified affected employees of this decision on June 2, 2008. A press release was issued by the Company on June 2, 2008, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The capacity reductions are expected to better position the Company to more closely match its manufacturing capabilities with current market demand. The relocation of the Charles City manufacturing capacity to the Company’s Forest City facility is expected to be completed by the end of the Company’s fourth quarter, ending August 30, 2008. The Company is evaluating if an impairment charge is required in the fourth fiscal quarter as a result of the idling of the facility, which currently has a net book value of approximately $9 million. Other associated costs with the idling of the plant to be recognized in the fourth quarter are estimated at $1 – $2 million. Additional details relating to estimated costs expected to be incurred as a result of the closure will be filed in an amended Current Report on Form 8-K within four business days after the Company makes a determination of such an estimate or range of estimates.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
EXHIBIT NUMBER	DESCRIPTION

99.1

Press Release of Winnebago Industries, Inc., dated June 2, 2008, Announcing Decision to Idle Charles City Manufacturing Facility and Third Quarter Fiscal 2008 Financial Results Conference Call to be Held on June 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2008	WINNEBAGO INDUSTRIES, INC.
	By:	/s/ Robert J. Olson
	Name: Title:	Robert J. Olson Chairman of the Board, Chief Executive Officer and President